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                                                                   Exhibit 10.13

                           SUMMARY OF 2002 BONUS PLAN

     In April 2002, the Compensation Committee of the Board of Directors of FreeMarkets, Inc. (the "Compensation Committee") adopted a bonus plan for the Company's non-sales employees in 2002. The plan provides for the creation of a bonus pool that is available to be allocated to the Company's non-sales employees, including the Company's executive officers, if, in the judgment of the Compensation Committee, the Company achieves specific revenue and operating earnings objectives in 2002.

     The plan does not guarantee a bonus to any employee, even if the specific objectives are met. In addition, the Compensation Committee has discretion to modify the pay-outs having regard to Company and individual performance and general industry and economic conditions, irrespective of whether the revenue and earnings targets are satisfied or exceeded.